CORTLAND TRUST, INC.
                             ARTICLES SUPPLEMENTARY


                  Cortland Trust, Inc., a Maryland corporation registered as an open-end company under the Investment Company Act of 1940 having its principal office in the State of Maryland in Baltimore City (hereinafter called the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The total number of shares of capital stock which the Corporation shall have authority to issue is increased from 4,000,000 shares of Common Stock of the par value of $.001 each to 5,000,000,000 shares of Common Stock of the par value of $.001each, of which: (i) 2,000,000,000 shares are classified as "Cortland General Money Market Fund Shares", a series of the Corporation, including 400,000,000 shares which are classified as Live Oak General Money Market Fund Shares and 100,000,000 shares which are classified as Pilgrim General Money Market Fund Shares, each a class of the Cortland General Money Market Fund; (ii) 1,000,000,000 shares are classified as "U.S. Government Fund Shares", a series of the Corporation, including 100,000,000 shares which are classified as Live Oak U.S. Government Fund Shares and 400,000,000 shares which are classified as Bradford U.S. Government Fund Shares, each a class of the U.S. Government Fund; (iii) 1,000,000,000 shares are classified as "Municipal Money Market Fund Shares", a series of the Corporation, including 100,000,000 shares which are classified as Live Oak Municipal Money Market Fund Shares and 400,000,000 shares which are classified as Bradford Municipal Money Market Shares, each a class of the Municipal Money Market Fund; and (iv) 1,000,000,000 shares are unclassified. The aggregate par value of capital stock of all classes is increased from $4,000,000 to $5,000,000.

     SECOND: Immediately prior to the foregoing increase, the total number of shares of capital stock which the Corporation had authority to issue was 4,000,000,000 shares of Common Stock of the par value of $.001 each of which (i) 2,000,000,000 shares were classified as "General Money Market Fund," a series of the Corporation, including 400,000,000 shares which are classified as Live Oak General Money Market Fund Shares and 100,000,000 shares classified as Pilgrim General Money Market Fund Shares, each a class of the General Money Market Fund;
(ii) 600,000,000 shares were classified as "U.S. Government Fund," a series of the Corporation, including 100,000,000 shares which are classified as Live Oak U.S. Government Fund Shares, each a class of the U.S. Government Fund; (iii) 600,000,000 shares were classified as "Municipal Money Market Fund," a series of the Corporation, including 100,000,000 shares which are classified as Live Oak Municipal Money Market Shares, each a class of the Municipal Money Market Fund; and 800,000,000 shares were unclassified. The aggregate par value of the capital stock of all series and classes which the Corporation had authority to issue immediately prior to the foregoing increase was $4,000,000.

     THIRD: The assets belonging to the Bradford U.S. Government Fund Shares may be invested together with the assets belonging to each other class now or hereafter authorized of the U.S. Government Fund. The net asset values per share of each class of the U.S. Government Fund may differ because of different expenses attributable to each class. The income or loss from the common investment portfolio and the expenses or liabilities of the series shall be allocated to each class in proportion to the number of shares outstanding of each class, and expenses related solely to one class shall be allocated to that class, in each case as determined by or pursuant to the direction of the Board of Directors of the Corporation. The holders of shares of each class of the U.S. Government Fund shall vote as a single class on all matters submitted to a vote of holders of the series, except that no holder of any class shall be entitled to vote on a matter which does not affect such class. Except as provided above, the Bradford U.S. Government Fund Shares classified hereby shall have the
preferences,   conversion  and  other  rights,   voting  powers,   restrictions,
limitations  as to  dividends,  qualifications,  and  terms  and  conditions  of redemption as set forth in ARTICLE SIXTH of the Corporation's Articles of Incorporation and otherwise in the Corporation's Charter.
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     FOURTH:  The assets  belonging to the Bradford  Municipal Money Market Fund
Shares may be invested together with the assets belonging to each other class now or hereafter authorized of the Municipal Money Market Fund. The net asset values per share of each class of the Municipal Money Market Fund may differ because of different expenses attributable to each class. The income or loss from the common investment portfolio and the expenses or liabilities of the series shall be allocated to each class in proportion to the number of shares outstanding of each class, and expenses related solely to one class shall be allocated to that class, in each case as determined by or pursuant to the direction of the Board of Directors of the Corporation. The holders of shares of each class of the Municipal Money Market Fund shall vote as a single class on all matters submitted to a vote of holders of the series, except that no holder of any class shall be entitled to vote on a matter which does not affect such class. Except as provided above, the Bradford Municipal Money Market Fund Shares classified hereby shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as set forth in ARTICLE SIXTH of the Corporation's Articles of Incorporation and otherwise in the Corporation's Charter.

     FIFTH: The increase in the total number of shares of capital stock which the Corporation has authority to issue, as provided in these Articles Supplementary, was approved by the Board of Directors without action by the Corporation's shareholders as expressly permitted by Section 2-105(c) of the Maryland General Corporation Law.

     SIXTH: The stock of the Corporation has been classified by the Board of Directors, as provided in these Articles Supplementary, under the authority contained in the Corporation's Charter.

                  The President acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles are true in all material respects and that this statement is made under the penalties of perjury.



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                  IN WITNESS  WHEREOF,  Cortland  Trust,  Inc.  has caused these
Articles Supplementary to be executed in its name and on its behalf by its President and attested by its Secretary on May 20, 1997.



ATTEST                          CORTLAND TRUST, INC.



                                By:
Bernadette N. Finn                 Steven W. Duff
Secretary                          President